SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                              CORIXA CORPORATION
                   -------------------------------------------------------------
                              (Name of Issuer)

                      Common Stock, $.0001 Par Value
                   -------------------------------------------------------------
                         (Title of Class of Securities)

                                 21887F 10 0
                   -------------------------------------------------------------
                                (CUSIP Number)

                              October 3, 2004
                   -------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

            Rule 13d-1(b)
         x Rule 13d-1(c)
            Rule 13d-1(d)

*The remainder of this cover page shall be filled our for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                                (Continued on following page(s))

CUSIP NO. 21887F 10 0                       13G

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         GlaxoSmithKline plc

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

         (a) [ ] (b) [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION
         England and Wales

                                    5       SOLE VOTING POWER
  NUMBER OF                                 5,002,109
     SHARES
BENEFICIALLY                        6       SHARED VOTING POWER
  OWNED BY                                           -0-
       EACH
   REPORTING                        7       SOLE DISPOSITIVE POWER
     PERSON                                          5,002,109
      WITH
                                    8       SHARED DISPOSITIVE POWER
                                                     -0-

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,002,109

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [  ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         8.4%

12       TYPE OF REPORTING PERSON*
         CO


                            *SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 21887F 10 0                       13G


Item 1.           (a).              Name of Issuer:

                                    Corixa Corporation

                  (b). Address of Issuer's Principal Executive Offices:

                                    1900 Ninth Avenue, Suite 1100
                                    Seattle, WA  98101

Item 2.           (a).              Names of Person Filing:

                                    GlaxoSmithKline plc

                  (b). Address of Principal Business Office:

                                    980 Great West Road
                                    Brentford
                                    Middlesex
                                    TW8 9GS  ENGLAND

                  (c). Citizenship:

                                    England and Wales

                  (d). Title of Class of Securities:

                                  Common stock.

                  (e). CUSIP Number:

                                   21887F 10 0


Item 3.                             Not Applicable.


Item 4.                             Ownership.

                                    The information in items 1 and 5 through 11 on the cover pages (page 2) on Schedule 13G is hereby incorporated by reference.


Item 5.                            Ownership of Five Percent or Less of a Class:

                                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.                             Ownership of More Than Five Percent on
                                    Behalf of Another Person:

                                    The following companies are indirect,
                                    wholly-owned subsidiaries of Reporting
                                    Person and owners of record for 5,002,109 shares, collectively:

          Owner of Record                                          No. of Shares
          SmithKline Beecham Corporation                               3,857,953
          S.R.One, Limited                                               530,427
          SmithKline Beecham plc                                         427,807
          GlaxoSmithKline Biologicals Manufacturing s.a.                 185,922


Item 7. Identification and Classification of Subsidiaries Which Acquired the Security Being Reported on by the Parent Holding
                                    Company:

                                 Not applicable.


Item 8. Identification and Classification of Members of the Group:

                                 Not applicable.


Item 9.                             Notice of Dissolution of Group:

                                 Not Applicable


Item 10.                   Certification:

                                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature:

                                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     GLAXOSMITHKLINE PLC


                                                  By:         ______/S/_________
                                                                   S.M. Bicknell
                                                               Company Secretary

Dated:   February 10, 2005